FS Investment Corporation 8-k

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Committed Over $86 Million Toward Proprietary Investments in the Fourth Quarter of 2013

PHILADELPHIA, PA, January 22, 2014 – FS Investment Corporation (“FSIC”), a business development company focused primarily on investing in the debt securities of private U.S. companies, announced today that it committed over $86 million toward proprietary investments during the fourth quarter of 2013.

FSIC made proprietary commitments in four transactions, which included investments in senior secured loans, collateralized debt and equity. In connection with the terms negotiated for select commitments, FSIC received upfront fees and other economic benefits. Highlights from FSIC’s fourth quarter proprietary investments include the following:

•	$35 million senior secured loan commitment to Cadillac Jack Inc., a leading designer, manufacturer and operator of slot machine and electronic bingo products, and a subsidiary of Amaya Gaming Group Inc.; and

•	$24.5 million senior secured loan and $2.5 million preferred equity commitment to CoSentry.Net, LLC, a leading provider of compliance ready data center solutions and professional technical services and a portfolio company of TA Associates.

“The scale of our platform and partnership with GSO / Blackstone allows us to continue to grow our direct lending business, while investing in quality companies alongside proven financial sponsors. We are gratified as existing portfolio companies choose to continue to partner with us for capital as they look to grow and expand their businesses. We remain excited to originate attractive proprietary deals in FSIC, as we prepare the fund for a potential listing on a national securities exchange,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC (“GDFM”), an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $63.3 billion in assets under management as of September 30, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages three BDCs with approximately $9.2 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of September 30, 2013.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.